EXHIBIT 23.4
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     We hereby consent to the use of and reference to our name and reports, and the inclusion of information derived from our reports, under the “Item 4: Description of the Business – Nariin Sukhait Coal Project” and the use of and reference to our name in “Item 12: Interests of Experts” in the Company’s Annual Information Form for the year ended December 31, 2005, dated March 30, 2006, and in the 40-F.
Sincerely,
Norwest Corporation

/s/ Richard D. Tifft III

Name:	Richard D. Tifft III, PG
Title:	Vice President Geologic Service

Date:	March 30, 2006